                                                                    EXHIBIT 2.01

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                              HOMESTORE.COM, INC.

                          THE HOMEBUYER'S FAIR, INC.

                THE SHAREHOLDERS OF THE HOMEBUYER'S FAIR, INC.

                                      AND

                           CENTRAL NEWSPAPERS, INC.,

                             AS SHAREHOLDER AGENT

                         Dated as of October 12, 1999

                               TABLE OF CONTENTS

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ARTICLE 1. PURCHASE AND SALE OF THE SECURITIES.................................................   2

         1.1      Purchase and Sale of the Securities..........................................   2
         1.2      Closing......................................................................   3
         1.3      Closing Deliveries...........................................................   3
         1.4      Further Assurances...........................................................   4

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF HBF AND THE SHAREHOLDERS..........................   5

         2.1      Organization of HBF..........................................................   5
         2.2      HBF Capital Structure........................................................   6
         2.3      Obligations With Respect to Capital Stock....................................   6
         2.4      Authority; Non-Contravention.................................................   7
         2.5      HBF Financial Statements.....................................................   8
         2.6      Absence of Certain Changes or Events.........................................   8
         2.7      Taxes........................................................................   8
         2.8      Title to Properties; Absence of Liens and Encumbrances.......................  10
         2.9      Intellectual Property........................................................  10
         2.10     Compliance; Permits; Restrictions............................................  13
         2.11     Litigation...................................................................  14
         2.12     Brokers' and Finders' Fees...................................................  14
         2.13     Interested Party Transactions................................................  14
         2.14     Employee Benefit Plans.......................................................  14
         2.15     Environmental Matters........................................................  18
         2.16     Year 2000 Compliance.........................................................  19
         2.17     Agreements, Contracts and Commitments........................................  19
         2.18     Insurance....................................................................  21
         2.19     Contingent Payment Arrangements..............................................  21

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER..................................  21

         3.1      Ownership of Shares..........................................................  21
         3.2      Authority; Non-Contravention.................................................  22
         3.3      Investment Representations...................................................  22

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................  24

         4.1      Authority; Non-Contravention.................................................  24
         4.2      Organization of Purchaser....................................................  25
         4.3      Purchaser SEC Filings; Financial Statements..................................  25
         4.4      No Material Adverse Change...................................................  26
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                               TABLE OF CONTENTS

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         4.5      Brokers' and Finders' Fees...................................................  26
         4.6      Corporate Approvals..........................................................  26
         4.7      Share Issuance...............................................................  26

ARTICLE 5. CONDUCT PRIOR TO THE CLOSING DATE...................................................  26

         5.1      Conduct of Business of HBF...................................................  26
         5.2      Exclusivity..................................................................  28

ARTICLE 6. ADDITIONAL AGREEMENTS...............................................................  29

         6.1      Restrictions on Transfer.....................................................  29
         6.2      Access to Information........................................................  30
         6.3      Confidentiality..............................................................  30
         6.4      Expenses.....................................................................  31
         6.5      Public Disclosure............................................................  31
         6.6      Consents.....................................................................  31
         6.7      HSR Act......................................................................  31
         6.8      FIRPTA Compliance............................................................  31
         6.9      Reasonable Efforts...........................................................  31
         6.10     Notification of Certain Matters..............................................  32
         6.11     Cooperation of Independent Accountants.......................................  32
         6.12     Employment Matters...........................................................  32
         6.13     Employment and Non-Competition Agreements....................................  33
         6.14     Contingent Payment Agreements................................................  33
         6.15     Director Resignations........................................................  33
         6.16     Transfers of Shares..........................................................  33
         6.17     Release......................................................................  33
         6.18     Termination of Employment, Contingent Payment and Buyback Arrangements.......  34
         6.19     Morgan Stanley Consent.......................................................  35

ARTICLE 7. CONDITIONS TO THE PURCHASE AND SALE OF THE SHARES...................................  35

         7.1      Conditions to Obligations of the Parties.....................................  35
         7.2      Conditions to Obligations of Purchaser.......................................  35
         7.3      Conditions to the Obligations of the Shareholders............................  37

ARTICLE 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................................  38

         8.1      Survival of Representations and Warranties...................................  38
         8.2      Indemnification..............................................................  38
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                               TABLE OF CONTENTS

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ARTICLE 9. TERMINATION, AMENDMENT AND WAIVER...................................................  42

         9.1      Termination..................................................................  42
         9.2      Effect of Termination........................................................  43
         9.3      Amendment....................................................................  43
         9.4      Extension; Waiver............................................................  43

ARTICLE 10. GENERAL PROVISIONS.................................................................  44

         10.1     Notices......................................................................  44
         10.2     Interpretation...............................................................  45
         10.3     Counterparts.................................................................  45
         10.4     Entire Agreement; Assignment.................................................  45
         10.5     Severability.................................................................  45
         10.6     Other Remedies...............................................................  46
         10.7     Governing Law................................................................  46
         10.8     Rules of Construction........................................................  46
         10.9     Attorneys' Fees..............................................................  46

Exhibit A     Shareholders and Payments
Exhibit B     Form of Promissory Note
Exhibit C     Form of Employment and Non-Competition Agreement
Exhibit D     Form of Non-Competition and Non-Solicitation Agreement
Exhibit E     Form of Consulting and Non-Competition Agreement
Exhibit F     Form of Pledge Agreement
Exhibit G     List of Employees Signing Employment and Non-Competition
              Agreements
Exhibit H     Form  of Snell & Wilmer L.L.P. Legal Opinion
Exhibit I     Form of Fenwick & West LLP Legal Opinion

                           STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of October 12, 1999 by and among homestore.com, Inc., a Delaware corporation ("Purchaser"), The Homebuyer's Fair, Inc., an Arizona corporation ("HBF"), the current shareholders of HBF as of the date hereof and certain persons who will become shareholders of HBF prior to the Closing (as defined in Section 1.2 hereof), each as listed on Exhibit A hereto (collectively, the "Shareholders" and each, a "Shareholder") and, also with respect to Article 8, Central Newspapers, Inc., an Indiana corporation ("CNI"), as Shareholder Agent.

                                   RECITALS

     A. The Shareholders own and will own all of the outstanding capital stock of HBF (including all options, warrants and other rights to acquire capital stock of HBF).

     B. Upon the terms and subject to the conditions hereof, the Shareholders wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Shareholders, all of the outstanding capital stock of HBF (including all options, warrants and other rights to acquire capital stock of HBF) for an aggregate purchase price of twenty eight million five hundred eighty seven thousand one hundred seventy dollars ($28,587,170) in cash to be paid at the Closing, two hundred sixteen thousand nine hundred thirty eight (216,938) shares of common stock of the Purchaser to be issued at the Closing (subject to 10,000 shares issued to Richard Ganley to be held by Purchaser in the event that the Revenue Threshold (as defined in Section 1.1(d) below) is not met in accordance with the terms of Section 1.1(d) below), and thirty million five hundred seventy seven thousand and sixty eight dollars ($30,577,068) principal amount in the form of secured subordinated promissory notes in the form attached hereto as Exhibit B (the "Notes") to be delivered at the Closing.

     C. Purchaser shall have the right to set off a portion of the principal and interest on the Notes for purposes of satisfying certain liabilities, damages, losses, expenses and other similar charges which result from a breach of the representations, warranties, covenants and agreements of HBF and the Shareholders as set forth in Article 8.

     D. As a material inducement for Purchaser to purchase the capital stock of HBF, certain key employees are entering into employment and non-competition agreements in the form attached hereto as Exhibit C (the "Employment and Non-Competition Agreement") with Purchaser, each of which shall become effective as of the Closing.

     E. As a material inducement for Purchaser to purchase the capital stock of HBF, CNI is entering into the non-competition and non-solicitation agreement in the form attached hereto as Exhibit D (the "Non-Competition and Non-Solicitation Agreement") with Purchaser, which shall become effective as of the Closing.

     F. As a material inducement for Purchaser to purchase the capital stock of HBF, Richard Ganley is entering into the consulting and non-competition agreement in the form attached hereto as Exhibit E (the "Consulting Agreement") with Purchaser, which will become effective as of the Closing.

     G. In connection with the Notes, the Purchaser will enter into a stock pledge agreement in the form attached hereto as Exhibit F (the "Pledge Agreement") at the Closing.

     H. The Shareholders as of the date hereof will, prior to the Closing, transfer to certain persons shares of capital stock of HBF such that the capitalization of HBF as of the Closing shall be as set forth under the heading "Proposed Ownership at Closing" on Part 2.2(a) of the HBF Schedules (as defined below).

     I. As a material inducement for Purchaser to purchase the capital stock of HBF, certain stockholders and employees of HBF and its subsidiaries are terminating existing employment and contingent payment obligations on the part of HBF.

     J. The parties hereto desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                  ARTICLE 1.

                      PURCHASE AND SALE OF THE SECURITIES

     1.1 Purchase and Sale of the Securities. On the Closing Date and effective as of the Closing (each as defined in Section 1.2 hereof), upon the terms and subject to the conditions of this Agreement, the Shareholders shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Shareholders, the securities set forth opposite each such shareholder's name on Exhibit A hereto, in exchange for the total consideration, consisting of the Cash Payment, the Share Payment and the Notes (the "Total Consideration"). The Total Consideration shall be payable by the Purchaser to the Shareholders in accordance with the following:

          (a) Twenty eight million five hundred eighty seven thousand one hundred seventy dollars ($28,587,170) of the total consideration shall be payable in cash at the Closing (the "Cash Payment");

          (b) Two hundred sixteen thousand nine hundred thirty eight (216,938) shares of Common Stock of the Purchaser shall be delivered at Closing (the "Share Payment"), subject to Section 1.1(d) below;

          (c) Thirty million five hundred seventy seven thousand and sixty eight dollars ($30,577,068) principal amount of the Notes shall be delivered at the Closing and will be subject to Purchaser's right of set off according to the terms of Article 8 hereof; and

          (d) Ten thousand (10,000) of the shares issued to Richard Ganley shall not be delivered at the Closing, but shall be held Purchaser. If, thirty
(30) days after completion of Purchaser's audit for fiscal year 2000, the combined revenues of HBF and FAS-Hotline, Inc., an Arizona corporation ("FAS") (including their subsidiaries) for fiscal year 2000, does not exceed fourteen million and fifty thousand dollars ($14,050,000) (the "Revenue Threshold"), such ten thousand (10,000) shares shall be canceled and Purchaser shall be have no obligation to deliver such shares (in addition, if HBF and FAS do not achieve the Revenue Threshold, Richard Ganley shall have the right, within fifteen days following notice to him that the Revenue Threshold has not been achieved by HBF and FAS, to pay, within such fifteen day (15) period the amount of five hundred thousand ($500,000) in immediately available funds to Purchaser and such ten thousand (10,000) shares will be delivered to him upon receipt of such $500,000 amount).

          (e) The Cash Payment, the Share Payment and the Notes shall be allocated among Shareholders in accordance with, and in the manner set forth on, Exhibit A hereto (such allocation being referred to herein as the "Allocation Portion").

     1.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 7 hereof, the consummation of the transactions contemplated hereby pursuant to the terms and provisions hereof (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94306, at 10:00 a.m. local California time, no later than the second business day after satisfaction or waiver of the conditions set forth in Article 7 hereof, or at such other place, time and date as shall be mutually agreed upon in writing by the parties hereto. The date upon which the Closing shall actually occur shall be referred to herein as the "Closing Date."

     1.3  Closing Deliveries.

          (a) At the Closing, upon the terms and subject to the conditions set forth herein, Shareholders shall jointly deliver each of the following:

                    (i) Certificates representing all of the outstanding capital stock of HBF (including all original instruments evidencing outstanding options, warrants or other rights to acquire capital stock of HBF);

                    (ii) Duly and validly executed copies of the Employment and Non-Competition Agreements for each employee listed on Exhibit G hereto;

                    (iii) A duly and validly executed copy of the Non-Competition and Non-Solicitation Agreement;

                    (iv) Duly and validly executed copies of the employment agreement termination and release described in Section 6.12 below for each employee of HBF or its subsidiaries subject to an employment agreement with HBF or any of its subsidiaries or FAS;

                    (v) Duly and validly executed copies of the contingent payment termination and release described in Section 6.14 below for each individual or entity to which HBF has an existing obligation to make payments based upon the financial performance of HBF;

                    (vi) A duly and validly executed copy of the Pledge Agreement executed by each Shareholder;

                    (vii)  Evidence of the First Refusal Release (as defined in
Section 7.2(i) below); and

                    (viii) A duly and validly executed copy of the Consulting Agreement.

          (b)  The Purchaser shall deliver:

                    (i) The Cash Payment payable by check or wire transfer to the accounts designated by the Shareholders; and

                    (ii) Stock certificates representing the Share Payment, registered in the names designated by the Shareholders, subject to the terms of
Section 1.1(d) above, which stock certificates shall carry the legend set forth in Section 6.1(a) hereof.

                    (iii) The Notes, in favor of the persons designated on Exhibit A hereto, subject to Purchaser's right of set off in accordance with the terms of Article 8; and

                    (iv) A duly and validly executed copy of the Pledge Agreement executed by the Purchaser; and

                    (v)    Evidence of the Underwriter Consent (as defined in
Section 6.19 below).

     1.4 Further Assurances. On and after the Closing, upon the reasonable request of any of the other parties hereto, the parties hereto shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be necessary or appropriate in order to effectuate completely the purposes and intent of this Agreement and to fully consummate the transactions contemplated hereby.

                                  ARTICLE 2.

          REPRESENTATIONS AND WARRANTIES OF HBF AND THE SHAREHOLDERS

     As of the date hereof and as of the Closing Date, HBF and each of the Shareholders represents and warrants to Purchaser, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation (unless it would be clearly apparent to a reasonable person that the disclosure would be relevant to another representation) supplied by HBF and the Shareholders to Purchaser dated as of the date hereof and certified by a duly authorized officer of HBF and each of the Shareholders (the "HBF Schedules"), as follows:

     2.1  Organization of HBF.

          (a) Except as disclosed in Part 2.1(a) of the HBF Schedules, HBF has no subsidiaries and HBF owns no capital stock of, or any equity interest of any nature in, any other entity. HBF has not agreed and is not obligated to make, nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect ("Contract") under which Contract it may become obligated to make any future investment in or capital contribution to any other entity. HBF has not, at any time, been a general partner of any general partnership, limited partnership or other entity. When used herein, as applicable "HBF" refers to HBF, its subsidiaries and predecessor entities (including HBF Holdings, Inc. and The Homebuyer's Fair, L.L.C.).

          (b) HBF is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (c) HBF is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect (as defined below) on HBF. With respect to any entity, "Material Adverse Effect" shall mean any change, event or effect that is materially adverse to the consolidated business, assets (including intangible assets), financial condition or results of operations of such entity.

          (d) HBF has delivered or made available to Purchaser a true and correct copy of the Articles of Incorporation and Bylaws of HBF, each as amended to date (collectively, the "HBF Charter Documents"), and each such instrument is in full force and effect. HBF is not in violation of any of the provisions of the HBF Charter Documents.

          (e) There are no proposed or considered amendments to HBF Charter Documents.

     2.2  HBF Capital Structure.

          (a) The authorized capital stock of HBF consists of: (i) 10,000 shares of HBF Common Stock, of which 445 shares are outstanding as of the date of this Agreement, and (ii) 10,000 shares of HBF Preferred Stock, of which 1,780 shares are outstanding as of the date of this Agreement. The HBF Common Stock and the HBF Preferred Stock, together with any other capital stock (including any options, warrants or other rights to acquire HBF capital stock), shall herein be referred to as the "HBF Capital Stock". All of the outstanding shares of HBF Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of HBF Capital Stock held in treasury by HBF. Part 2.2(a) of the HBF Schedules contains a true, correct and complete list of the persons and entities who are record holders of any issued and outstanding shares of HBF Capital Stock, the respective number of shares, and the class or series, of HBF Capital Stock held by each such person or entity, as of the date hereof and as of the Closing. There are no declared or accrued and unpaid dividends payable in respect of any shares of HBF Capital Stock.

          (b) All outstanding shares of HBF Capital Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

     2.3  Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2(a) hereof, there are no equity securities, partnership interests or similar ownership interests of any class of any HBF equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities HBF owns free and clear of all claims and Encumbrances, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of HBF, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. For the purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, trust, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which HBF is a party or by which it is bound obligating HBF to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of HBF or obligating HBF to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which HBF is a party or by which it is bound with respect to any equity security of any class of HBF.

     2.4  Authority; Non-Contravention.

          (a) HBF has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HBF. This Agreement has been duly executed and delivered by HBF and, assuming due execution and delivery by the other parties hereto, constitutes a valid and binding obligation of HBF, enforceable against HBF in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by HBF does not, and the performance of this Agreement by HBF will not, (i) conflict with or violate the HBF Charter Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to HBF or by which HBF or any of its respective properties is bound or affected, subject to compliance with the requirements set forth in Section 2.4(b) below or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair HBF's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or Encumbrance on any of the material properties or assets of HBF or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which HBF or any of its subsidiaries is a party or by which HBF or any of its subsidiaries or its or any of their respective assets are bound or affected. Part 2.4(a) of the HBF Schedules lists all consents, waivers and approvals under any of HBF's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to HBF or the Purchaser.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by HBF in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended (the "HSR Act") and the securities or antitrust laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Purchaser or HBF or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

     2.5 HBF Financial Statements. Part 2.5 of the HBF Schedules sets forth HBF's unaudited balance sheet as of December 31, 1997 and the related unaudited statements of income and cash flow for the 12 months ended December 31, 1997, and HBF's unaudited balance sheet as of December 31, 1998 and the related unaudited statements of income and cash flow for the 12 months ended December 31, 1998 (collectively, the "Year End Financials"), and (ii) HBF's unaudited balance sheet as of June 27, 1999 (the "HBF Current Balance Sheet") and the related unaudited statements of income and cash flow for the six (6) months then ended (collectively, the "HBF Current Financials"). The Year End Financials and the HBF Current Financials shall collectively be referred to as the "HBF Financials." The HBF Financials are correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent throughout the periods indicated and consistent with each other except as may be indicated therein. The HBF Financials present fairly the financial condition, operating results and cash flows of HBF as of the dates and during the periods indicated therein, subject in the case of the HBF Current Financials, to normal year-end adjustments, which will not be material in amount or significance.

     2.6 Absence of Certain Changes or Events. Since the date of the HBF Current Balance Sheet there has not been: (i) any Material Adverse Effect on HBF, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of HBF Capital Stock, or any purchase, redemption or other acquisition by HBF of any of HBF's Capital Stock or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any HBF Capital Stock, (iv) any granting by HBF of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by HBF of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by HBF of any increase in severance or termination pay or any entry by HBF into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving HBF of the nature contemplated hereby, (v) entry by HBF into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by HBF in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or (vii) any revaluation by HBF of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice.

     2.7  Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.

                    (i) HBF has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by HBF with any Tax authority. HBF has paid all Taxes shown to be due on such Returns.

                    (ii) HBF as of the Closing will have withheld and remitted on a timely basis to the appropriate authority all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

                    (iii) HBF has not been delinquent in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against HBF, nor has HBF executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

                    (iv) No audit or other examination of any Return of HBF by any Tax authority is presently in progress, nor has HBF been notified of any request for such an audit or other examination.

                    (v) No adjustment relating to any Returns filed by HBF has been proposed in writing formally or informally by any Tax authority to HBF or any of its representatives.

                    (vi) HBF has no liability for unpaid Taxes which has not been accrued for or reserved on the HBF Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to HBF, other than any liability for unpaid Taxes that may have accrued since the date of the HBF Current Balance Sheet in connection with the operation of the business of HBF in the ordinary course.

                    (vii) There is no contract, agreement, plan or arrangement to which HBF is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of HBF (including leased employees from Novacare) that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                    (viii) HBF has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by HBF.

                    (ix) HBF is not a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                    (x) Except as may be required as a result of this Agreement, HBF has not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                    (xi) None of HBF's assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

                    (xii) Part 2.7 of the HBF Schedules lists (A) any foreign Tax holidays, (B) any inter-company transfer pricing agreements, or other arrangements that have been established by HBF with any Tax authority and (C) any expatriate programs or policies affecting HBF.

     2.8  Title to Properties; Absence of Liens and Encumbrances.

          (a) Part 2.8(a) of the HBF Schedules lists all real property leases to which HBF is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. Other than the leaseholds created under the real property leases identified in
Part 2.8(a) of the HBF Schedules, HBF owns no interest in real property.

          (b) HBF has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens"), except as reflected in the HBF Financials and except for liens for taxes not yet due and payable, statutory liens and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "HBF Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, HBF.

          "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and
          (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "HBF Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, HBF.

          (a) No material HBF Intellectual Property or product or service of HBF is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing thereof by HBF, or which may affect the validity, use or enforceability of such HBF Intellectual Property.

          (b) Part 2.9(b) of the HBF Schedules is a complete and accurate list of all HBF Registered Intellectual Property as of the date hereof and specifies, where applicable, the jurisdictions in which each such item of HBF Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Each material item of HBF Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates currently due in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (c) HBF owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to, each item of HBF Intellectual Property or other material Intellectual Property used by HBF free and clear of any lien or encumbrance (excluding licenses and related restrictions); and HBF is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of HBF, including the sale of any products or the provision of any services by HBF, within the scope of HBF's use of such trademarks and trade names.

          (d) HBF owns exclusively, and has good title to, all copyrighted works that are HBF products or which HBF otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for HBF, HBF has a written agreement with such third party with respect thereto and HBF thereby either (i) has obtained ownership of, and is the exclusive owner of or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) HBF has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material to HBF Intellectual Property, to any third party.

          (g) The HBF Schedules list all material contracts, licenses and agreements to which HBF is a party as of the date hereof (i) with respect to HBF Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to HBF.

          All material contracts, licenses and agreements relating to HBF Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. HBF is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of HBF, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the HBF will be permitted to exercise all of HBF's rights under such contracts, licenses and agreements to the same extent HBF would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which HBF would otherwise be required to pay.

          (h) The operation of the business of HBF, including HBF's design, development, manufacture, marketing and sale of the products or services of HBF (including products and services currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party in any respect adverse to such party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (i) HBF has not received notice from any third party that the operation of the business of HBF or any act, product or service of HBF, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (j) To the knowledge of HBF, no person has or is infringing or misappropriating, in any respect materially adverse to HBF, any HBF Intellectual Property.

          (k) HBF has taken reasonable steps to protect HBF's rights in HBF's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to HBF, and, without limiting the foregoing, HBF has and enforces a policy requiring each employee (including leased employees from Novacare) and software and/or web development contractor (and the like) to execute a proprietary information/confidentiality agreement and all current employees (including leased employees from Novacare), software and/or web development contractors (and the like) of HBF have executed such an agreement.

     2.10 Compliance; Permits; Restrictions. HBF is not in any material respect in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to HBF or by which HBF or any of its respective properties is bound or affected or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HBF is a party or by which HBF or any of its respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause HBF to lose any material benefit or incur any material liability. To HBF's knowledge, no investigation or review by any Governmental Entity is pending or has been threatened against HBF, nor, to HBF's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of HBF. There is no material agreement, judgment, injunction, order or decree binding upon HBF which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of HBF or Purchaser, any acquisition of material property by HBF or the conduct of business by HBF as currently conducted.

          (a) HBF holds, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of HBF as currently conducted (collectively, the "HBF Permits"). HBF is in compliance in all material respects with the terms of the HBF Permits, except where the failure to be in compliance with the terms of the HBF Permits would not be material to HBF or Purchaser.

          (b) There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which HBF is a party or otherwise binding upon HBF which has, or may have the effect of, prohibiting or impairing any business practice of HBF, any acquisition of property or assets (whether tangible or intangible) by HBF, the conduct of business by HBF in any manner or otherwise limiting the freedom of HBF to engage in any line of business or compete with any person. HBF has not entered into any agreement, understanding or other arrangement under which HBF is prohibited or restricted in any manner from selling, licensing or otherwise distributing any technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.11 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of HBF, threatened against, relating to or affecting HBF, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, suits, actions or proceedings, to be material and adverse to HBF. No Governmental Entity has at any time challenged or questioned in a writing delivered to HBF the legal right of HBF to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of HBF, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of HBF to seek indemnification from HBF.

     2.12 Brokers' and Finders' Fees. HBF has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 Interested Party Transactions. No officer or director of HBF (nor, to the knowledge of HBF, any shareholder of HBF or any ancestor (up to once removed), sibling, descendant (up to once removed), spouse, parent, subsidiary or other affiliate of any officer, director or shareholder, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) any material interest in any entity that furnished or sold, or furnishes or sells, services, products or technology that HBF furnishes or sells, or proposes to furnish or sell, (ii) any material interest in any entity that purchases from or sells or furnishes to HBF any goods or services or (iii) a material beneficial interest in any Contract other than employment or consulting agreements with officers of HBF and indemnification agreements with directors and officers of HBF, in each case previously provided or made available to Purchaser; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than percent (5%) of the outstanding equity of any other entity shall not be deemed a material "interest in any entity" for purposes of this Section 2.13.

     2.14 Employee Benefit Plans.

          (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "Affiliate" shall mean any other person or entity under common control with HBF within the meaning of Section 414(b), (c), (m) or
(o) of the Code and the regulations issued thereunder;

                    (ii) "HBF Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by HBF or any Affiliate for the benefit of any Employee;

                    (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                    (iv)   "DOL" shall mean the United States Department of
Labor;

                    (v) "Employee" shall mean any current, former, or retired employee, officer, or director of HBF or any Affiliate (including any leased employee from Novacare);

                    (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between HBF or any Affiliate or Novacare and any Employee or consultant;

                    (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                    (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                    (ix) "International Employee Plan" shall mean each HBF Employee Plan that has been adopted or maintained by HBF, whether informally or formally, for the benefit of Employees outside the United States;

                    (x)    "IRS" shall mean the Internal Revenue Service;

                    (xi) "Multiemployer Plan" shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA;

                    (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                    (xiii) "Pension Plan" shall mean each HBF Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Part 2.14(b) of the HBF Schedules contains an accurate and complete list of each HBF Employee Plan and each Employee Agreement. HBF does not have any plan or commitment to establish any new HBF Employee Plan, to modify any HBF Employee Plan or Employee Agreement (except to the extent required by law or to conform any such HBF Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any HBF Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) Documents. HBF has provided or, except in the case of clause (i) below, made available through Novacare to Purchaser: (i) correct and complete copies of all documents relating to each HBF Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof;
(ii) the most recent annual actuarial valuations, if any, prepared for each HBF Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each HBF Employee Plan or related trust; (iv) if HBF Employee Plan is funded, the most recent annual and periodic accounting of HBF Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each HBF Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to HBF Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any HBF Employee Plan; (vii) all material written agreements and contracts relating to each HBF Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any HBF Employee Plan and any proposed HBF Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to HBF; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each HBF Employee Plan.

          (d) Employee Plan Compliance. (i) HBF has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each HBF Employee Plan, and each HBF Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) to the knowledge of HBF, each HBF Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under

Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) to the knowledge of HBF, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA or 4975 of the Code, has occurred with respect to any HBF Employee Plan; (iv) to the knowledge of HBF, there are no actions, suits or claims pending, threatened or reasonably anticipated (other than routine claims for benefits) against any HBF Employee Plan or against the assets of any HBF Employee Plan; (v) to the knowledge of HBF, each HBF Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Purchaser, HBF or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) to the knowledge of HBF, there are no audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any HBF Employee Plan; and (vii) to the knowledge of HBF, either HBF nor any Affiliate is subject to any penalty or tax with respect to any HBF Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Pension Plans. HBF does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) Multiemployer Plans. At no time has HBF contributed to or been requested to contribute to any Multiemployer Plan.

          (g) No Post-Employment Obligations. No HBF Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and HBF has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) To the knowledge of HBF, neither HBF nor any Affiliate has, prior to the Closing, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any HBF Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (j) Employment Matters. HBF: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against HBF under any worker's compensation policy or long-term disability policy. To HBF's knowledge, no employee of HBF has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by HBF and disclosing to HBF or using trade secrets or proprietary information of any other person or entity.

          (k) Labor. To the knowledge of HBF, no work stoppage or labor strike against HBF is pending, threatened or reasonably anticipated. HBF has no knowledge of any activities or proceedings of any labor union to organize any Employees. To the knowledge of HBF, there are no actions, suits, claims, labor disputes or grievances pending, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to HBF. HBF has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. HBF is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by HBF.

          (l) International Employee Plan. HBF does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

     2.15 Environmental Matters.

          (a) Hazardous Material. Except as would not result in material liability to HBF, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of HBF or any affiliate of HBF, or, to HBF's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that HBF or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as would not result in a material liability to HBF (in any individual case or in the aggregate) (i) HBF has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) HBF has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. HBF holds all environmental approvals, permits, licenses, clearances and consents (the "HBF Environmental Permits") necessary for the conduct of HBF's and its subsidiaries' Hazardous Material Activities and other businesses of HBF and its subsidiaries as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the knowledge of HBF, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against HBF or any of its subsidiaries in a writing delivered to HBF concerning any HBF Environmental Permit, Hazardous Material or any Hazardous Materials Activity of HBF. HBF has no knowledge of any fact or circumstance which would involve HBF in any environmental litigation or impose upon HBF any material environmental liability.

     2.16 Year 2000 Compliance. HBF's products and internal systems have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that accurately reflect the century. HBF's products and internal systems manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and do not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates.

     2.17 Agreements, Contracts and Commitments. Except as otherwise set forth in Part 2.17 of the HBF Schedules, as of the date hereof HBF is not a party to or bound by:

          (a) any employment or consulting agreement, contract or commitment currently in force with any employee, officer or member of HBF's Board of Directors, other than those that are terminable by HBF or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit HBF's ability to terminate employees at will;

          (b) any agreement of indemnification or any guaranty by HBF currently in force other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

          (c) any agreement, contract or commitment containing any covenant currently in force limiting in any respect the right of HBF to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by HBF after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which HBF has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than HBF's subsidiaries;

          (e) any joint marketing or development agreement currently in force under which HBF or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which HBF has continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by HBF and which may not be canceled without penalty upon notice of ninety
(90) days or less;

          (f) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to HBF;

          (g) any agreement or plan currently in force, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (h) any agreement, contract or commitment currently in force to sell or distribute any HBF products, service or technology except agreements with distributors or sales representatives in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided or made available to Purchaser;

          (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments currently in force relating to the borrowing of money or extension of credit;

          (j) any settlement agreement entered into within two (2) years prior to the date of this Agreement; or

          (k) any other agreement, contract or commitment that has a value of $50,000 or more individually.

     Neither HBF, nor to HBF's knowledge any other party to a material Contract, is in breach, violation or default under, and HBF has not received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any material Contract to which HBF is bound, in such a manner as would permit any other party to cancel or terminate any such material Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.18 Insurance. HBF maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of HBF (collectively, the "Insurance Policies") which are set forth on Part 2.18 of the HBF Schedules. There is no material claim by HBF pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

     2.19 Contingent Payment Arrangements. Following the Closing, neither Purchaser nor HBF will have any obligation to make any payments to any individual or entity based upon the financial performance of HBF.

                                  ARTICLE 3.

              REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

     As of the date hereof and as of the Closing Date, each of the Shareholders further represents and warrants to Purchaser, as follows:

     3.1 Ownership of Shares. As of the date hereof, such Shareholder is the sole record and beneficial owner of the shares of HBF Capital Stock designated as being owned by such Shareholder opposite such Shareholder's name under the heading "Current Ownership" in Part 2.2(a) of the HBF Schedules. As of the Closing, such Shareholder will be the sole record and beneficial owner of the shares of HBF Capital Stock designated as being owned by such Shareholder opposite such Shareholder's name under the heading "Proposed Ownership" in Part 2.2(a) of the HBF Schedules. Such shares are not subject to any Encumbrances and will not become subject to any Encumbrances upon transfer to the Purchaser, and such Shareholder has not granted any rights to purchase such shares to any other person or entity. Such Shareholder has the sole right to transfer such shares to

Purchaser. Such shares constitute all of the HBF Capital Stock owned by such Shareholder, and such Shareholder has no options, warrants or other rights to acquire HBF Capital Stock. Upon the Closing, Purchaser will receive good title to such shares, subject to no Encumbrances retained, granted or permitted by such stockholder or HBF. Such Shareholder has not engaged in any sale or other transfer of any HBF Capital Stock in contemplation of the transactions contemplated by this Agreement.

     3.2  Authority; Non-Contravention.

               (a) Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by such Shareholder and, assuming due execution and delivery by other parties hereto, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) if applicable, conflict with the organizational documents of such Shareholder, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which Shareholder or, if applicable, any of its respective properties is bound or affected, subject to compliance with the requirements set forth in Section 3.2(b) below

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by such Shareholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, the HSR Act and the securities or antitrust laws of any foreign country, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Purchaser or HBF or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by the Agreement.

     3.3  Investment Representations.

               (a) Shareholder is aware of the Purchaser's business affairs and financial condition and has acquired sufficient information about the Purchaser to reach an informed and knowledgeable decision to acquire the securities. Shareholder is purchasing such Shareholder's allocation of the Share Payment for investment for his own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

               (b) Shareholder understands that the shares constituting the Share Payment have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of his investment intent and other representations as expressed herein.

               (c) Shareholder further acknowledges and understands that the Shareholder's portion of the shares constituting the Share Payment must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Shareholder understands that the certificate evidencing such Shareholder's portion of the Share Payment will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Purchaser. Shareholder further acknowledges that the Purchaser is under no obligation to register the shares constituting the Share Payment.

               (d) Shareholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or Shareholder, by reason of Shareholder's business or financial experience has the capacity to protect Shareholder's own interests in connection with the receipt of the shares constituting the Share Payment.

               (e) Shareholder is aware of the adoption of Rule 144 by the Securities and Exchange Commission (the "SEC"), promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions set forth therein, including, among other things, a one-year holding period, the availability of certain public information about the issuer, the requirement that the sale be effect through a "broker's transaction" or in transactions directly with a "market maker" (as defined in Rule 144) and the number of shares being sold in any three-month period not exceeding specific limitations.

               (f) Shareholder further acknowledges that in the event all of the requirements of Rule 144 are not met, some other registration exemption will be required; and that although Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

               (g) The Shareholder understands that Shareholder (and not the Purchaser) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Shareholder shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Purchaser or any of its agents, with regard to all such tax matters.

               (h) Shareholder understands that the transfer of the shares constituting the Share Payment has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such securities or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful unless the sale of securities is exempt from qualification by the California Corporations Code.

                                  ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As of the date hereof and as of the Closing Date, Purchaser represents and warrants to each Shareholder, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation (unless it would be clearly apparent to a reasonable person that the disclosure would be relevant to another representation) supplied by Purchaser to each of the Shareholders dated as of the date hereof and certified by a duly authorized officer of Purchaser (the "Purchaser Schedules"), as follows:

     4.1  Authority; Non-Contravention.

               (a) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and assuming execution and delivery by the other parties hereto constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by Purchaser will not, (i) conflict with the Purchaser Charter Documents (as defined below), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its subsidiaries or by which Purchaser or any of its subsidiaries or any of their respective properties are bound or affected, subject to compliance with the requirements set forth in Section 4.1(b) below or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or impair Purchaser's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of lien or Encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or its or any of their respective assets are bound or affected, any of which would result in a Material Adverse Effect on Purchaser. Part 4.1(a) of the Purchaser Schedules lists all consents, waivers and approvals under any of Purchaser's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Purchaser.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by Purchaser or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, the HSR Act and the securities or antitrust laws of any foreign country and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Purchaser or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

     4.2  Organization of Purchaser.

               (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound.

               (b) Purchaser is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Purchaser.

               (c) Purchaser has delivered or made available to HBF a true and correct copy of the Certificate of Incorporation and Bylaws of Purchaser, each as amended to date (collectively, the "Purchaser Charter Documents"), and each such instrument is in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents.

     4.3  Purchaser SEC Filings; Financial Statements.

               (a) Purchaser has filed all forms, reports and document required to be filed with the SEC since August 4, 1999. All such required forms, reports and documents (including those that Purchaser may file subsequent to the date hereof) are referred to herein as the "Purchaser SEC Reports"). As of their respective dates (or, if amended, as of the respective dates of such amendments), Purchaser SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

None of Purchaser's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Purchaser SEC Reports (the "Purchaser Financials") (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Purchaser and its subsidiaries as at the respective dates thereof and the consolidated results of Purchaser's operations and cash flows for the periods indicated, except that unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments which would not have a Material Adverse Effect on Purchaser.

     4.4 No Material Adverse Change. Since June 30, 1999, there has not been a Material Adverse Effect on Purchaser.

     4.5 Brokers' and Finders' Fees. Neither Purchaser nor its subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.6 Corporate Approvals. The Board of Directors of Purchaser has, as of the date of this Agreement, approved this Agreement and the transactions contemplated hereby. To the extent necessary, as of the Closing, the Stockholders of the Purchaser will have approved this Agreement and the transactions contemplated hereby.

     4.7 Share Issuance. The shares representing the Share Payment when delivered will be duly authorized, fully paid and non-assessable.

                                  ARTICLE 5.

                       CONDUCT PRIOR TO THE CLOSING DATE

     5.1 Conduct of Business of HBF. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, HBF agrees to, and the Shareholders agree to cause HBF to, carry on HBF's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of HBF when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact HBF's present business organization, keep available the services of HBF's present officers and employees and preserve HBF's relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired HBF's goodwill and ongoing business at the Closing. Except as expressly contemplated by Part 5.1 of the HBF Schedules or as otherwise expressly provided in this Agreement, HBF shall not, and the Shareholders shall cause HBF to not, without the prior written consent of Purchaser:

          (a) other than performing the Contracts listed in the HBF Schedules in accordance with their terms existing on the date hereof, make any expenditure or enter into any transaction exceeding $50,000 or any commitment or transaction of the type described in Section 2.17 hereof;

          (b) sell, license or transfer to any person or entity of any rights to any HBF Intellectual Property or enter into any agreement with respect to the HBF Intellectual Property with any person or entity other than in the ordinary course of business consistent with past practice;

          (c) amend or change its Articles of Incorporation or Bylaws;

          (d) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (e) issue, sell, grant, contract to issue, grant or sell, or authorize the issuance, delivery, sale or purchase of any shares of HBF Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of HBF Capital Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

          (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any HBF Capital Stock, or split, combine or reclassify any shares of HBF Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of HBF Capital Stock, or repurchase, redeem, or otherwise acquire, directly or indirectly, any shares of HBF Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

          (g) grant any severance or termination pay (i) to any director or officer or (ii) to any employee, or increase in the salary or other compensation payable or to become payable by HBF to any of its officers, directors, employees or advisors, or declare, pay or make any commitment or obligation of any kind for the payment by HBF of a bonus or other additional salary or compensation to any such person, or adopt or amend any employee benefit plan or enter into any employment contract other than in the ordinary course of business consistent with past practice;

          (h) sell, lease, license or otherwise dispose of any of the assets or properties of HBF which are not Intellectual Property other than in the ordinary course of business and consistent with past practices, including but not limited to the performance of obligations under contractual arrangements existing as of the date hereof set forth on the HBF Schedules, or create any security interest in such assets or properties;

          (i) grant any loan to any person or entity except for accounts receivable in the ordinary course of business consistent with past practice, incur any indebtedness or guarantee any indebtedness except for accounts payable incurred in the ordinary course of business consistent with past practice, issue or sell any debt securities, guarantee any debt securities of others, purchase any debt securities of others or amend the terms of any outstanding agreements related to borrowed money, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice;

          (j) amend in any material respect or otherwise modify (or agree to do so), or violate the terms of any of the Contracts set forth or described in the HBF Schedules or enter into any material Contract except in the ordinary course of business consistent with past practice;

          (k) commence or settle any litigation;

          (l) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities or, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to HBF's business;

          (m) pay, discharge or satisfy, in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and in a manner consistent with past practice;

          (n) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (o) terminate any employees other than for cause or encourage any employees to resign from HBF;

          (p) enter into any contract, purchase order or other agreement pursuant to which HBF would be required to book any amounts due thereunder as deferred revenue; or

          (q) take or agree in writing or otherwise to take any of the actions described in the preceding clauses (a) through (p) of this Section 5.1 or any other action that would prevent HBF from performing or cause HBF not to perform its covenants hereunder.

     5.2 Exclusivity. Until the earlier of (i) the Closing or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, HBF and the Shareholders, jointly and severally, agree that they shall not (nor shall they permit any of their respective officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Purchaser and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions or enter into any agreement with respect to any offer or proposal to acquire any portion of HBF's business and properties or any shares of HBF Capital Stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to such person concerning HBF's business, technologies, or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the HBF Capital Stock or HBF's assets or (d) solicit, negotiate or enter into any agreement with any person providing for the acquisition of HBF (whether by way of merger, purchase of assets, tender offer or otherwise). In the event HBF or any Shareholder shall receive, prior to the Closing or the termination of this Agreement, any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, HBF and the Shareholders shall immediately inform Purchaser as to any such offer or proposal, including information as to the identity of the offeror or the party making such offer or proposal and the specific terms of such offer or proposal, as the case may be. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by HBF and the Shareholders that Purchaser shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Purchaser may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this
Section 5.2 by any officer, director or employee of HBF or a Shareholder or any investment banker, attorney or other advisor or representative of HBF or a Shareholder shall be deemed to be a breach of this Section 5.2.

                                  ARTICLE 6.

                             ADDITIONAL AGREEMENTS

     6.1 Restrictions on Transfer

          (a) All certificates representing Common Stock of Purchaser and deliverable to any Shareholder pursuant to this Agreement and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, stock dividend, recapitalization, conversion or similar event) shall be stamped or otherwise imprinted with legends in the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED IN THE

          ABSENCE OF SUCH REGISTRATION OR A LEGAL OPINION IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. THE TRANSFER RESTRICTIONS APPLICABLE TO THESE SHARES ARE BINDING ON TRANSFEREES OF THESE SHARES.

          (b) The certificates evidencing the Share Payment Shares shall also bear any legend required by the Commissioner of Corporations of the State of California or such as are required pursuant to any state, local or foreign law governing such securities.

          (c) The shares comprising the Share Payment will not be registered under the Securities Act.

          (d) No Shareholder shall be permitted to sell or otherwise dispose of any of the shares comprising the Share Payment pursuant to this Agreement, unless the resale of such shares has been registered under the Securities Act by the Purchaser or Purchaser receives an unqualified written opinion of counsel reasonably acceptable to it stating that the proposed transfer of such shares may be effected without registration under the Securities Act.

          (e) Purchaser shall be entitled to impose "stop-transfer" orders with the transfer agent for its Common Stock to enforce the provisions of this
Section 6.1.

          (f) Each Shareholder agrees not to sell or otherwise transfer or dispose of any shares of Purchaser Common Stock deliverable to pursuant to this Agreement unless the transferee agrees to be bound by the restrictions of this
Section 6.1.

     6.2 Access to Information. HBF shall afford, and the Shareholders shall cause HBF to afford, Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to (a) all of HBF's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of HBF and (c) all key employees of HBF. HBF agrees, and the Shareholders shall cause HBF, to provide to Purchaser and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this
Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

     6.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreements, executed effective as of June 10, 1999, and September 2, 1999, respectively, between CNI and Purchaser (collectively, the "Confidentiality Agreements"). Each Shareholder agrees to be bound by the terms of the Confidentiality Agreements as if such Shareholder were a party to the Confidentiality Agreements.

     6.4 Expenses. Whether or not the transactions are consummated, all fees and expenses incurred in connection with the transactions contemplated hereby including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby or thereby, shall be the obligation of the respective party incurring such fees and expenses.

     6.5 Public Disclosure. Unless otherwise required by law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by the other party prior to release; provided, however, that such approval shall not be unreasonably withheld, subject in the case of Purchaser, to Purchaser's obligation to comply with applicable securities laws and the rules of The Nasdaq Stock Market and, subject in the case of CNI, to CNI's obligation to comply with applicable securities laws and the rules of the New York Stock Exchange.

     6.6 Consents. HBF shall use commercially reasonable efforts, and the Shareholders shall use commercially reasonable efforts to cause HBF, to obtain the consents, waivers and approvals under any of the Contracts required in connection with the transactions contemplated hereby, including all such consents, waivers and approvals set forth in HBF Schedules, so as to preserve all rights of, and benefits to, Purchaser thereunder.

     6.7 HSR Act. Purchaser, HBF and any applicable Shareholder each shall file with the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") any Notification and Report Forms relating to the transactions contemplated herein required by the HSR Act. Each of the parties hereto shall promptly (i) supply the others with any information which may be required in order to effectuate such filings and (ii) supply any additional information which may reasonably be required by the FTC or the DOJ.

     6.8 FIRPTA Compliance. On the Closing Date, HBF shall deliver, and the Shareholders shall cause HBF to deliver, to Purchaser a properly executed statement in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     6.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings (including any filings or registrations necessary to perfect Purchaser's ownership of any HBF Registered Intellectual Property after the Closing) and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     6.10 Notification of Certain Matters. HBF and the Shareholders shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty of HBF or the Shareholders contained in this Agreement to be untrue or inaccurate, such that the condition set forth in Section 7.2(a) would not be satisfied and (ii) any failure of HBF or the Shareholders, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by HBF pursuant to this Section 6.10 shall be deemed to amend or supplement the HBF Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     Purchaser shall give prompt notice to HBF and the Shareholders of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of would cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate, such that the condition set forth in
Section 7.3(a) would not be satisfied and (ii) any failure of Purchaser to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by Purchaser pursuant to this Section 6.10 shall be deemed to amend or supplement the Purchaser Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

     6.11 Cooperation of Independent Accountants. At Purchaser's request, HBF shall use commercially reasonable efforts, and the Stockholders shall use commercially reasonable efforts to cause HBF, to cause its independent accountants, PricewaterhouseCoopers LLP, to provide assistance, to Purchaser, its affiliates and successors and Purchaser's independent accountants in connection with the filing of any (i) registration statement under the Securities Act (and any amendments or supplements thereto), including but not limited to, consenting to the inclusion of the HBF Audited Financials in the registration statement as required by Regulation S-X under the Exchange Act, and providing, at Purchaser's expense, a "comfort letter" addressed to the underwriters containing such representations as the underwriters may reasonably request and (ii) periodic or current reports required to be filed by Purchaser pursuant to the Exchange Act.

     6.12 Employment Matters. HBF and the Shareholders shall use all reasonable efforts to cause each existing employment agreement between HBF or its subsidiaries and an employee of HBF or its subsidiaries to be terminated as of or before the Closing and shall use all reasonable efforts to obtain a release from each such employee releasing Purchaser and HBF and their respective subsidiaries against any and all claims arising out of such employee's employment arrangement.

     6.13 Employment and Non-Competition Agreements. Prior the Closing, each Shareholder listed on Exhibit G shall deliver to Purchaser a duly executed Employment and Non-Competition Agreement and the Shareholders shall use all reasonable efforts to deliver or cause to be delivered to Purchaser a duly executed Employment and Non-Competition Agreement from each of the other individuals listed on Exhibit G. Prior to Closing, CNI shall deliver a duly executed Non-Competition and Non-Solicitation Agreement and Richard Ganley shall deliver a duly executed Consulting Agreement.

     6.14 Contingent Payment Agreements. Each of the Shareholders shall cause any existing obligation of HBF or any of its subsidiaries to make payments to such Shareholder based upon the financial performance of HBF or any of its subsidiaries to be terminated as of immediately prior to the Closing and shall provide a release from each such Shareholder releasing Purchaser, CNI and HBF and their respective subsidiaries against any and all claims arising out of such contingent payment arrangement. HBF and the Shareholders shall use all reasonable efforts to cause any other existing obligation of HBF to make payments to any individual or entity based upon the financial performance of HBF to be terminated as of immediately prior to the Closing and shall obtain a release from each such individual or entity releasing Purchaser, CNI and HBF and their respective subsidiaries against any and all claims arising out of such contingent payment arrangement.

     6.15 Director Resignations. Each Shareholder who is a director, by signature below, hereby tenders resignation from the HBF Board of Directors, effective on the Closing. Each Shareholder who has the right to appoint and remove a director shall take all measures to remove all directors elected by such Shareholder effective on the Closing.

     6.16 Transfers of Shares. The Shareholders as of the date hereof will cause the capital stock of HBF to be held as of the Closing as set forth under the heading "Proposed Ownership" on Part 2.2(a) of the Disclosure Schedules.

     6.17 Release. As of and following the Closing, each Shareholder, on behalf of himself, herself or itself, as the case may be, and his, her or its respective heirs, family members, executors, successors and assigns, hereby fully and forever releases HBF and FAS, and their respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the "Released Parties"), from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he, she or it may possess arising from any omissions, acts or facts that have occurred up until the Closing (other than with respect to claims for payment of ordinary course salary not in arrears as of the date hereof), including:

          (a) any and all claims arising under Shareholder's employment arrangements or employment relationship with CNI, HBF or FAS and their respective subsidiaries;

          (b) any and all claims arising under that certain Stockholder's Agreement by and among CNI, HBF and certain shareholders of HBF ("HBF Stockholder's Agreement"); that certain Earn-Out Agreement between HBF, National School Reporting Services, Inc. ("NSRS") ("NSRS Earn-Out Agreement"), and the former stockholders of NSRS; that certain Stockholder's Agreement by and among CNI and the former stockholders of FAS (the "FAS Stockholder's Agreement"), and any other bonus sharing, earn-out or contingent payment arrangement to which HBF, FAS or any of their respective subsidiaries is a party (each, a "Contingent Payment Arrangement"), and any share repurchase, buyback or similar arrangement between such Shareholder to which HBF or FAS or any of their respective subsidiaries is party (each, a "Buyback Arrangement"); and

          (c) any and all claims relating to, or arising from, Shareholder's acquisition of shares of stock of HBF or FAS or any of their subsidiaries, including any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.

     Shareholder agrees that the releases set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Each Shareholder represents that he, she or it, as the case may be, is not aware of any claims against the Released Parties other than the claims released by this Agreement. Each Shareholder acknowledges that he, she or it, as the case may be, has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Shareholder, being aware of said code section, agrees to expressly waive any rights he, she or it, as the case may be, may have thereunder, as well as under any other statute or common law principles of similar effect.

     6.18 Termination of Employment, Contingent Payment and Buyback Arrangements. If and to the extent a Shareholder is a party to any employment arrangement with HBF, FAS or any of their subsidiaries, the HBF Stockholder's Agreement, the NSRS Earn-Out Agreement, the FAS Stockholder's Agreement, a Contingent Payment Arrangement and/or a Buyback Arrangement, such Shareholder agrees that such employment arrangement, HBF Stockholder's Agreement, NSRS

Bonus Sharing Agreement, FAS Stockholder's Agreement, Contingent Payment Arrangement or Buyback Arrangement, as the case may be, shall terminate and be of no further force effect at and following the Closing.

     6.19 Morgan Stanley Consent. Purchaser will use commercially reasonable efforts to obtain the written consent to issue the Shares of Morgan Stanley & Co. Incorporated under the terms of Section 2 of that certain underwriting agreement dated August 4, 1999 by and among the Purchaser and Morgan Stanley & Co. Incorporated, Donaldson Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several underwriters named in Schedule I thereto (the "Underwriter Consent").

                                  ARTICLE 7.

               CONDITIONS TO THE PURCHASE AND SALE OF THE SHARES

     7.1 Conditions to Obligations of the Parties. The respective obligations of each party to this Agreement to the purchase and sale of the securities set forth in Section 1 shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal.

          (b) Permits. All approvals from government authorities, including any requisite Blue Sky approvals or HSR Act approvals, which are appropriate or necessary for the consummation of the transactions contemplated by this Agreement, shall have been obtained.

          (c) FAS Hotline, Inc. Closing. All of the conditions to the obligations of the parties to consummate the transactions contemplated by the Stock Purchase Agreement dated as of the date hereof among Purchaser, FAS, the Shareholders of FAS and CNI, as Shareholder Agent (the "FAS Agreement") shall have been satisfied or waived.

     7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Purchaser:

          (a) Representations and Warranties. Each representation and warranty of HBF and the Shareholders contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on HBF or materially affect any of the Shareholders' ability to consummate the transactions contemplated hereby; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in
Section 2.2, the first three sentences of Section 2.4(a), Section 3.1 and the first three sentences of Section 3.2(a) (which representations and warranties shall have been, and shall be, true and correct in all respects) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the HBF Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Purchaser shall have received a certificate with respect to the foregoing signed on behalf of HBF by an authorized executive officer of HBF.

          (b) Agreements and Covenants. HBF and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of HBF by an authorized executive officer of HBF.

          (c) Legal Opinion. Purchaser shall have received an opinion from Snell & Wilmer L.L.P., legal counsel to CNI, substantially in the form attached hereto as Exhibit H.

          (d) Employment and Non-Competition. Each of the individuals set forth on Exhibit G shall have entered into the Employment and Non-Competition Agreement, and such agreements shall be in full force and effect.

          (e) Non-Competition and Non-Solicitation Agreement. CNI shall have entered into the Non-Competition and Non-Solicitation Agreement, and such agreement shall be in full force and effect.

          (f) Third Party Consents. The consents, waivers and approvals listed in the HBF Schedules shall have been obtained.

          (g) Termination of Employment Agreements. Each existing employment agreement between HBF or its subsidiaries and an employee of HBF or its subsidiaries shall have been terminated and Purchaser shall have obtained a release from each such employee in form and substance satisfactory to Purchaser releasing Purchaser and HBF and their respective subsidiaries against any and all claims arising out of such employee's employment arrangement.

            (h) Termination of Contingent Payment Obligations. All obligations of the Purchaser or HBF or any of their subsidiaries to make payments to based upon the financial performance of HBF shall have been terminated and Purchaser shall have obtained releases in form and substance satisfactory to it to such effect.

            (i) First Refusal Release. Purchaser shall have obtained from HBF written termination of the "Right of First Refusal" contained in the final paragraph of that certain On-Line Bankcard Agreement dated May 22, 1999 between First USA Bank, N.A. and The Homebuyer's Fair, Inc. (the "First Refusal Release") executed by HBF and First USA Bank, N.A, and such First Refusal shall be in full force and effect.

            (j) Richard Ganley Consulting Agreement. Richard Ganley shall have entered into the Consulting Agreement, and such agreement shall be in full force and effect.

     7.3 Conditions to the Obligations of the Shareholders. The obligations of the Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholders acting together:

            (a) Representations and Warranties. Each representation and warranty of Purchaser contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Purchaser; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in the first three sentences of Section 4.1(a) and Section 4.7 (which representations and warranties shall have been, and shall be, true and correct in all respects) and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Purchaser Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). The Shareholders shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized executive officer of Purchaser.

            (b) Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Shareholders shall have received a certificate to such effect signed on behalf of Purchaser by an authorized executive officer of Purchaser.

            (c) Pledge Agreement. Purchaser shall have entered into the Pledge Agreement, and such agreement shall be in full force and effect.

            (d) Legal Opinion. The Shareholders shall have received an opinion from Fenwick & West LLP, legal counsel to Purchaser, substantially in the form attached hereto as Exhibit I.

            (e) Underwriter Consent. The Shareholders shall have obtained from Purchaser the Underwriter Consent.

                                  ARTICLE 8.

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     8.1 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until 5:00 p.m., California time, on the first anniversary of the Closing Date (the "Expiration Date").

     8.2  Indemnification.

            (a) Indemnification. The Shareholders shall severally indemnify Purchaser for any claims, losses, liabilities, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses and expenses of investigation and defense, net of any benefits or proceeds of insurance (hereinafter individually a "Loss" and collectively "Losses") incurred by Purchaser, its officers, directors, or affiliates (including HBF) as a result of (i) any inaccuracy or breach of a representation or warranty of HBF or the Shareholders contained herein (as modified by HBF Schedules), (ii) any failure by HBF to perform or comply with any covenant contained herein, or (iii) any Tax liability arising in connection with the transactions contemplated by Section 6.16 hereof. Purchaser, HBF and the Shareholders each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing Date, which if resolved at the Closing Date would have led to a reduction in the aggregate Total Consideration. Nothing herein shall limit the liability of HBF or the Shareholders for any breach of any representation, warranty or covenant if the transactions contemplated hereby do not close.

            (b) Right of Set-Off; Limitations Thereon. Purchaser shall have the right to recover Losses indemnifiable pursuant to Section 8.2(a) by means of a right of set-off pro rata against the principal amount of any of the Notes and any interest paid or payable in respect of such principal amount (the "Set-Off Right"). In the case of Losses relating to a breach of representations and warranties set forth in Sections 2.2, 2.3, 2.4, 2.9(c), 2.9(d), 2.9(h) (other than Part 2.9(h) Losses as defined in Section 8.2(c) below), 3.1 and 3.2 and Losses relating to the item described in Section 8.2(a)(iii) above ("Section
6.16 Losses"), Purchaser may bring action directly against the former Shareholders (the "Direct Right") in the manner set forth in Sections 8.2(d) and 8.2(e) below. Other than with respect to Section 6.16 Losses, Purchaser may not utilize the Set-Off Right or the Direct Right unless and until Officer's Certificate(s) (as defined below) identifying Losses, the aggregate amount of which, when aggregated with Losses (under and as defined in the FAS Agreement) exceed $200,000, have been delivered to the Shareholder Agent as provided in paragraph (d); in such case, Purchaser may utilize the Set-off Right or the Direct Right for the total of its Losses; provided, however, Purchaser shall not be entitled to utilize the Set-off Right for Losses which exceed, when aggregated with Losses (under and as defined in the FAS Agreement) for which the Set-off Right has been utilized, $8.5 million (the "Set-Off Cap"). Notwithstanding the foregoing, in the event that Purchaser shall set off any amounts against the Note an amount in excess of the amount of an indemnifiable Loss, following the determination of amount of the indemnifiable Loss in accordance with Sections 8.2(d) and 8.2(e) below, Purchaser shall pay to the holders of the Notes the amount of such excess, together with interest accrued on the amount of such excess from the Maturity Date (as defined in the Notes) to the date of such payment at a rate equal to ten and seven-eighths percent (10.875%) per annum, computed based on the basis of the actual number of days elapsed and a year of 365 days.

          (c) Limited Remedy. Except for claims with respect to breaches of the representations and warranties set forth in Sections 2.2, 2.3, 2.4, 2.9(c) 2.9(d), 2.9(h) (other than Part 2.9(h) Losses), 3.1 and 3.2 and Section 6.16 Losses, the Set-off Right shall be Purchaser's exclusive remedy for Losses after the Closing. With respect to breaches of the representations and warranties set forth in Sections 2.2, 2.3, 2.4, 2.9(c), 2.9(d), 2.9(h) (other than Part 2.9(h)
Losses), 3.1 and 3.2 and Section 6.16 Losses, the maximum amount the Purchaser shall be entitled to recover from each Shareholder shall not exceed the aggregate of such Shareholder's Allocated Portion of the Total Consideration set forth in Exhibit A hereof and such Shareholder's Allocated Portion of Total Consideration set forth in Exhibit A of the FAS Agreement. With respect to Losses arising out of the matter in Part 2.9(h) of the HBF Schedules ("Part 2.9(h) Losses"), the Set-Off Right (subject to the Set-Off Cap) shall be Purchaser's exclusive remedy for such Part 2.9(h) Losses after the Closing. In addition, with respect to Part 2.9(h) Losses, the Set-Off Right shall be available for the first two million dollars ($2,000,000) of such Losses, and thereafter for one-half of any remaining Part 2.9(h) Losses (subject to the Set-Off Cap).

          (d) Set-Off Claims. In connection with utilizing its Set-Off Right or Direct Right, Purchaser shall deliver to the Shareholder Agent a certificate signed by any officer of Purchaser (an "Officer's Certificate"): (A) stating that Purchaser has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

          (e)  Resolution of Conflicts; Arbitration.

                    (i) In case the Shareholder Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Agent and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

                    (ii) If no such agreement can be reached after good faith negotiation, either Purchaser or the Shareholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Purchaser and the Shareholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, if the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                    (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 8.2(e), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Purchaser shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Purchaser less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the former Shareholders as represented by the Shareholder Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

          (f)  Shareholder Agent; Power of Attorney.

                    (i) At the Closing, effective upon such vote, and without further act of any Shareholder, CNI (Attention: Thomas K. MacGillivray) shall be appointed as agent and attorney-in-fact (the "Shareholder Agent") for each Shareholder of HBF, for and on behalf of Shareholders of HBF, to give and receive notices and communications to object to Purchaser's assertion of its Set-off Right and Direct Right, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the former Shareholders of HBF from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided that the Shareholder Agent may not be removed unless holders of a two-thirds interest of the Shareholders' shares agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Shareholders' shares. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Shareholders of HBF.

                    (ii) The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The former Shareholders shall severally indemnify the Shareholder Agent and hold the Shareholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Agent and arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Agent.

          (g) Actions of the Shareholder Agent. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all the former Shareholders and shall be final, binding and conclusive upon each of such former Shareholders and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each every such former Shareholder. Purchaser is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

          (h) Third-Party Claims. In the event Purchaser becomes aware of a third-party claim which Purchaser believes may result in an indemnity claim (including those relating to Taxes), Purchaser shall promptly notify the Shareholder Agent of such claim, and the Shareholder Agent, as representative for the former Shareholders shall be entitled, at the former Shareholders' expense, to participate in any defense of such claim. Purchaser shall have the right in its sole discretion to settle any such claim. In the event that the Shareholder Agent has consented (which consent shall not be unreasonably withheld) to any such settlement or in the event the Shareholder Agent unreasonably withheld its consent, neither the Shareholder Agent nor any Shareholder shall have power or authority to object under any provision of this
Article 8 to the amount of any such claim by Purchaser. If the Shareholder Agent has not consented to the settlement, in the event that the arbitrators, in accordance with Section 8.2(e)(ii), determine that the withholding of consent was reasonable and the settlement amount was unreasonable based upon the facts and circumstances existing at the time of such settlement, the arbitrators shall determine the appropriate settlement for purposes of Sections 8.2(b) and 8.2(c) above.

          (i) No Right to Indemnity or Contribution. The Shareholders shall have no contribution, indemnity or similar right against HBF with respect to any claim by the Purchaser for indemnification pursuant to this Article 8.

                                  ARTICLE 9.

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. Except as provided in Section 9.2 below, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

            (a) by mutual consent of each of the parties hereto (other than the Shareholder Agent);

            (b) by Purchaser or HBF and the Shareholders acting together if: (i) the Effective Time has not occurred by the date that is 100 days following but not including the date of this Agreement (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i), shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transaction contemplated by this Agreement illegal;

            (c) by Purchaser if there shall be any action taken other than by Purchaser or at Purchaser's behest, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, which would: (i) prohibit Purchaser's ownership or operation of any portion of the business of HBF or (ii) compel Purchaser to dispose of or hold separate all or a portion of the business or assets of HBF or Purchaser as a result of the transactions contemplated hereby;

            (d) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of HBF or any Shareholder set forth in this Agreement, or if any representation or warranty of HBF or any Shareholder shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in HBF's or any Shareholder representations and warranties or breach by HBF or any Shareholder is curable by HBF or the Shareholder, as the case may be, through the exercise of either of his, her or its commercially reasonable efforts, then Purchaser may not terminate this Agreement under this Section 9.1(d) prior to the End Date, provided HBF or such Shareholder, as the case may be, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by HBF or such Shareholder, as the case may be, is cured prior to the End Date);

            (e) by HBF and the Shareholders acting together, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Purchaser's representations and warranties or breach by Purchaser is curable by Purchaser through the exercise of its commercially reasonable efforts, then HBF and the Shareholders may not terminate this Agreement under this Section 9.1(e) prior to the End Date, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that HBF and the Shareholders may not terminate this Agreement pursuant to this Section 9.1(e) if any of them shall have materially breached this Agreement or if such breach by the Purchaser is cured prior to the End Date).

     Where action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient (and required) for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, HBF, the Shareholders or their respective officers, directors, shareholders or stockholders provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 6.3, 6.4, 6.5, this Section 9.2 and Article 10 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     9.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, execution by the Shareholder Agent shall only be required for amendments relating to Article 8 hereof.

     9.4 Extension; Waiver. At any time prior to the Closing, Purchaser, HBF and the Shareholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 10.

                              GENERAL PROVISIONS

     10.1 Notices. Every notice, consent and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed guaranteed received:

           (a) if to Purchaser to:

                    homestore.com, Inc.
                    225 West Hillcrest Drive, Suite 100
                    Thousand Oaks, CA 91360
                    Attention: General Counsel
                    Telephone No.: (805) 557-2300
                    Facsimile No.: (805) 557-2689

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, California 94304
                    Attention:  Martin W. Korman, Esq.
                                Bradley L. Finkelstein, Esq.
                    Telephone No.: (650) 493-9300
                    Facsimile No.: (650) 493-6811

           (b) if to HBF, CNI or the Shareholder Agent, to:


                    Central Newspapers, Inc.
                    200 E. Van Buren Street
                    Phoenix, Arizona 85004
                    Attention: Thomas K. MacGillivray
                    Telephone No.: (602) 444-1122
                    Facsimile No.: (602) 444-8340

                    with a copy to:

                    Snell & Wilmer L.L.P.

                    One Arizona Center
                    Phoenix, Arizona 85004
                    Attention: Matthew P. Feeney, Esq.
                    Telephone No.: (602) 382-6000
                    Facsimile No.: (602) 382-6070

           (c) if to the Shareholders, to:

                    The address, telephone number and facsimile number set forth opposite such Shareholders name on Exhibit A hereto or if no address, telephone number or facsimile number is provided, to the Shareholder Agent.

     10.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "knowledge" when used herein with respect to a corporation means the actual knowledge of any of the officers or directors of the corporation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     10.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the HBF Schedules and the Purchaser Schedules, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) may not be assigned unless agreed to by the other parties hereto, except that Purchaser may assign its rights and delegate its obligations hereunder to majority-owned subsidiaries of Purchaser provided that Purchaser remains contingently liable.

     10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any federal or state court within the Northern District, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.9 Attorneys' Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Purchaser, HBF, the Shareholders and, with respect to
Article 8 only, the Shareholder Agent have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

HOMESTORE.COM, INC.                        THE HOMEBUYER'S FAIR, INC.

By: /s/ Stuart Wolff                       By: /s/ Richard Ganley
   ----------------------------------         ----------------------------------
Title: C.E.O.                              Title: President
       ------------------------------            -------------------------------

SHAREHOLDERS

CENTRAL NEWSPAPERS, INC.                   RAMAS, L.P.

By: /s/ Louis A. Weil                      By: /s/ Richard Ganely
   ----------------------------------         ----------------------------------
                                              Richard Ganley,
                                              its General Partner
Title: Chairman/President/CEO
       ------------------------------

                                           Address: 12110 E. Gold Dust Ave.
                                                   -----------------------------
                                           Scottsdale, AZ  85259
                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------

                                           Phone: (480) 661-7515
                                                 -------------------------------
                                           Facsimile: (480) 922-1108
                                                     ---------------------------

                      ***HBF STOCK PURCHASE AGREEMENT***

By: /s/ Bryan Schutjer                     By: /s/ Stephen Ziomek
   ----------------------------------         ----------------------------------
   Bryan Schutjer                             Stephen Ziomek


Address: 11653 N. 129th Way                Address: 8390 E. Corrine Dr.
        -----------------------------              -----------------------------
 Scottsdale, AZ 85259                       Scottsdale, AZ 85260
-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

Phone: (480) 451-6894                      Phone: (480) 483-6185
      -------------------------------            -------------------------------

Facsimile: (480) 922-1108                  Facsimile: (480) 922-1108
          ---------------------------                ---------------------------


By: /s/ Arnold Kling                       By: /s/ Neil Rosen
   ----------------------------------         ----------------------------------
   Arnold Kling                               Neil Rosen

Address: 11517 Passdile Lane               Address: 18 Stepping Stone Lane
        -----------------------------              -----------------------------
 Silver Spring, Md  20902                   Greenwich, CT  06830
-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

Phone: (301) 754-0730                      Phone: (203) 862-0646
      -------------------------------            -------------------------------

Facsimile: (301) 754-0732                  Facsimile: (800) 392-4112
          ---------------------------                ---------------------------

                      ***HBF STOCK PURCHASE AGREEMENT***

By: /s/ Tina Dias Carlos                   By: /s/ Meredith Field
   __________________________________         __________________________________
   Tina Dias Carlos                           Meredith Field

Address: 9 Greehouse Road #C              Address: 519 Brighton
        _____________________________             _____________________________
         Bridgeport, CT 06606                      Spring Lake, NJ 07762
_____________________________________      _____________________________________

_____________________________________      _____________________________________
           (203) 374-2100                             (732) 974-6794
Phone:_______________________________      Phone:_______________________________
           (203) 332-6980                             (732) 974-6794
Facsimile:___________________________      Facsimile:___________________________



By: /s/ William Sedgwick                      By: /s/ Barbara Ratcliffe
   __________________________________         __________________________________
   William Sedgwick                           Barbara Ratcliffe

Address: 9062 E. Sheena Drive             Address: 13514 E. Del Timbre Drive
        _____________________________              _____________________________
         Scottsdale, AZ 85260                      Scottsdale, AZ 85259
_____________________________________      _____________________________________

_____________________________________      _____________________________________

Phone:     (480) 391-2647                  Phone:    (480) 661-0630
      _______________________________            _______________________________

Facsimile: (480) 922-1108                  Facsimile: (480) 661-0626
          ___________________________                ___________________________



By: /s/ Tim Hall                           By:    /s/ David Crampton
   __________________________________         __________________________________
   Tim Hall                                   David Crampton

Address: 4708 E. Gatewood Road            Address: 18 Meadow Road
        _____________________________              _____________________________
         Phoenix, AZ 85050                         Wilton, CT 06897
_____________________________________      _____________________________________

_____________________________________      _____________________________________

Phone:     (480) 473-1141                  Phone:     (203) 761-1474
      _______________________________            _______________________________

Facsimile: (480) 922-1108                  Facsimile: (203) 762-1058
          ___________________________                ___________________________


                      ***HBF STOCK PURCHASE AGREEMENT***

By: /s/ Cindy Mancini
   __________________________________
   Cindy Mancini

Address: 150 Boundline Road
        _____________________________

Wolcott, CT  06716
_____________________________________

_____________________________________

Phone: (203) 879-9192
      _______________________________

Facsimile: (203) 879-0614
          ___________________________



SHAREHOLDER AGENT

CENTRAL NEWSPAPERS, INC.

By:  /s/ Louis A. Weil
   __________________________________

Title: Chairman/President/CEO
      _______________________________

                      ***HBF STOCK PURCHASE AGREEMENT***